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                                  EXHIBIT 22.1


                           SUBSIDIARIES OF REGISTRANT
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                             BANCFIRST CORPORATION

                                  SUBSIDIARIES



                                      STATE OF      PERCENTAGE
SUBSIDIARY NAME                     INCORPORATION  OF OWNERSHIP
--------------------------------    -------------  -------------

BancFirst                              Oklahoma        100.00%

Express Financial Corporation          Oklahoma        100.00%

Citibanc Insurance Agency, Inc.        Oklahoma        100.00%

BancFirst Agency, Inc.                 Oklahoma        100.00%

BancFirst Investment Corporation       Oklahoma        100.00%

BFC Capital Trust I                    Delaware        100.00%